Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Tel: 9644 9531
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

September 25, 2024

United States Securities and Exchange Commission
Office of the Chief Accountant

100 F Street, N.E.
Washington, D.C. 20549

Re:	Top KingWin Ltd

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated September 25, 2024, of Top KingWin Ltd (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in Form 6-K.

Sincerely Yours,

/s/ OneStop Assurance PAC
OneStop Assurance PAC
Singapore